Certain confidential information in this document, marked by “[***]”, has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as confidential or private.
THE LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made and dated as of April 29, 2022 and is entered into by and among OUSTER, INC., a Delaware corporation (the “Borrower”), SENSE PHOTONICS, INC., a Delaware corporation (“Sense Photonics”, together with each of Borrower’s Subsidiaries that delivers a Joinder Agreement pursuant to Section 7.13 of the Agreement (each a “Guarantor” and, collectively, “Guarantors”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).
RECITALS
A.The Borrower has requested the Lenders to make available to the Borrower one or more Advances in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000); and
B.The Lenders are willing to make such Advances on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, each Loan Party, Agent and the Lenders agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION
1.1Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
“Account Control Agreement(s)” means any agreement entered into by and among the Agent, any Loan Party and a third-party bank or other institution (including a Securities Intermediary) in which any Loan Party maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.
“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, provided that account numbers shall be redacted for security purposes if and when filed publicly.
“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) all or substantially all of the assets of, or a business line, unit or a division of, any Person or (b) any voting securities of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Advance(s)” means a Term Loan Advance.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.
[Signature Page to Loan and Security Agreement]
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“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, or (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Amortization Date” means June 1, 2025; provided however, if the Interest Only Milestone is achieved, then the Amortization Date shall be extended to May, 1, 2026.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its controlled Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is a legal entity, such Person’s governing body in accordance with its organizational documents.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Loan Party or which any Loan Party intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Loan Party since its incorporation.
“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California or the State of New York are closed for business.
“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means all unrestricted cash, cash equivalents and liquid funds.
“Cash Equivalent Investment” means, at any time:
(a)    any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;
(b)    commercial paper maturing no more than one year from the date of creation thereof and currently having the top rating from either Standard & Poor’s Corporation or Moody’s Investors Service;
(c)    any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than One Billion Dollars ($1,000,000,000);
(d)    any repurchase agreement having a term of thirty (30) days or less entered into with any commercial banking institution satisfying the criteria set forth in clause (c)(i) above which:
(i)    is secured by a fully perfected security interest in any obligation of the type described in clause (a) above, and
(ii)    has a market value at the time such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such commercial banking institution thereunder;
(e)    any investments permitted by any Loan Party’s investment policy, which investment policy (and any amendments thereto) has been approved by Agent, such approval not to be unreasonably withhold or delayed; and
(f)    instruments and investments of the type and maturity described in clauses (a) through (d) above denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity, (b) any Loan Party ceases to own one-hundred percent (100%) of the Equity Interests of any other Loan Party that it directly owns after the Closing Date or (c) any “Change of Control” (or any comparable term) shall occur under any other document or agreement evidencing any Indebtedness with an aggregate principal amount in excess of Five Million Dollars ($5,000,000); provided, that with respect to clause (b) of this definition, any transaction otherwise permitted under this Agreement shall not be considered a Change in Control.
“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Revenues” means revenue determined in accordance with GAAP (as GAAP is substantially in effect on the Closing Date).
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligations, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of the Loan Parties.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.
“Due Diligence Fee” means [***], which fee has been paid to the Lenders prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person; provided that “Equity Interests” shall not include at any time (i) Permitted Convertible Debt until such Permitted Convertible Debt has been converted pursuant to the terms thereof, (ii) other debt securities that are or by their terms may be convertible or exchangeable into such equity until such debt securities have been converted pursuant to the terms thereof or (iii) Permitted Convertible Debt Call Transactions until any equity interests have been issued pursuant to any Permitted Warrant Transaction.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excluded Accounts” means (a) Deposit Accounts that are used exclusively for payroll, payroll taxes and other employee wages and benefit payments to or for the benefit of the employees of the Borrower and its Subsidiaries, (b) zero balance accounts, (c) domestic Deposit Accounts and securities accounts of the Borrower or any Subsidiary (whether or not a Loan Party), so long as at any time the aggregate balance in all such accounts does not exceed One Million Dollars ($1,000,000), (d) accounts used exclusively to maintain cash collateral subject to a Permitted Lien, and (e) Deposit Accounts and securities accounts of the Borrower or any Subsidiary (whether or not a Loan Party), located outside the United States, so long as at any time the aggregate balance in all such accounts does not exceed the lesser of (i) Five Million Dollars ($5,000,000) and (ii) an amount equal to five percent (5.00%) of the consolidated cash of Borrower and its Subsidiaries.
“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.13, (a) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; provided, that, a security interest in such trademark application (and the resulting registration) is promptly granted to the Agent upon the filing and acceptance of a Statement of Use or an Amendment to Allege Use, as the case may be; (b) solely with respect to any Loan Party that is organized under the laws of any political subdivision of the United States, any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless reasonably requested by the Agent; (c) any Excluded Accounts; (d) any asset which, subject to the terms of Section 7.19, is subject to a Lien of the type described in clause (vii) of the defined term “Permitted Liens” (i) pursuant to documents which prevent such Loan Party from granting any other Liens in such asset; (e) any margin stock; (f) any leasehold or subleasehold interest of such Loan Party in real property; (g) any General Intangible, permit, lease, license, contract or other Instrument of such Loan Party to the extent the grant of a security interest in such General Intangible, permit, lease, license, contract or other Instrument in the manner contemplated by the Loan Documents, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or would require the consent of a third party (other than any Loan Party or any Affiliate of any Loan Party) or otherwise give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in this clause (g) on the security interests granted under the Loan Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity, and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted under the applicable Loan Documents and such item shall be included as Collateral, (h) more than sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities entitled to vote owned or held of record by the Borrower in any Subsidiary that is a controlled foreign corporation (as defined in the Internal Revenue Code) and (i) any real or personal property as to which the Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof (including any adverse tax consequences to the Borrower and/or any of its Subsidiaries) are excessive in view of the benefits to be obtained by the Agent in connection therewith.
“Excluded Subsidiary” means (a) any Foreign Subsidiary that is prohibited by applicable law from providing a guaranty of the Obligations or granting Liens on its property in accordance with the terms of the Loan Documents, (b) any Foreign Subsidiary or Foreign Subsidiary Holding Company with respect to which, in the reasonable judgment of the Agent (confirmed in writing by notice to the Borrower) the cost or other consequences of such Foreign Subsidiary or Foreign Subsidiary Holding Company providing a guaranty (including any adverse tax consequences to the Borrower and/or any of its Subsidiaries) of the Obligations are excessive in view of the benefits to be obtained by the Agent therefrom (as reasonably determined by the Agent in consultation with Borrower), (c) any Immaterial Foreign Subsidiary, (d) any Subsidiary that is a CFC, and (e) any Subsidiary of a CFC.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more (a) Foreign Subsidiaries or (b) other Foreign Subsidiary Holding Companies.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Gross Profit” means (a) Consolidated Revenue minus (b) cost of revenue (determined in accordance with GAAP).
“Hedging Agreements” means all currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect against fluctuations in interest rates or currency exchange rates.
“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements. For the avoidance of doubt, any Permitted Convertible Debt Call Transaction will not constitute Hedging Obligations.
“Immaterial Foreign Subsidiary” means any Foreign Subsidiary that, as of any date of determination (a) for the four consecutive Fiscal Quarter period most recently ended prior to such date for which financial statements have been delivered to the Agent pursuant to Sections 7.1(a) or (b), did not (together with its Subsidiaries) (i) generate in excess of two and one-half percent (2.50%) of Consolidated Revenues for such four consecutive Fiscal Quarter period or (ii) together with all other Immaterial Foreign Subsidiaries at such time (together with their respective Subsidiaries), generate in excess of five percent (5.00%) of Consolidated Revenues for such four consecutive Fiscal Quarter period and (b) did not have (together with its Subsidiaries) (i) net tangible assets in excess of two and one-half percent (2.50%) of consolidated net tangible assets of the Borrower and its Subsidiaries at such date or (ii) together with all other Immaterial Foreign Subsidiaries at such time (together with their respective Subsidiaries), net tangible assets in excess of five percent (5.00%) of consolidated net tangible assets of the Borrower and its Subsidiaries at such date; provided, that, notwithstanding anything herein to the contrary, in no event shall any Subsidiary that has become a Guarantor in accordance with the terms of this Agreement be deemed to be an Immaterial Foreign Subsidiary; provided, further, that, notwithstanding anything herein to the contrary, in no event shall any Immaterial Foreign Subsidiary own any material Intellectual Property.
“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all Capital Lease obligations, (d) equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts” (to the extent treated as liabilities on the balance sheet in accordance with GAAP), purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) [reserved], (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations. For the avoidance of doubt, no Warrant, Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered Indebtedness of the Loan Parties.
“Initial Facility Charge” means [***], which is payable to the Lenders in accordance with Section 4.1(f).
“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means all of each Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; each Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and each Loan Party’s goodwill associated with any of the foregoing, together with each Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed and delivered by each Loan Party to Agent and dated as of the Closing Date as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Interest Only Milestone” means Borrower has provided evidence satisfactory to the Agent in its reasonable discretion that Borrower has, for the measurement period ending on or before December 31, 2023, achieved each of the following: (a) received at least [***] in new net cash proceeds from the sale of Borrower’s equity securities to investors, (b) T12M Revenue of at least [***], (c) trailing twelve (12) month Gross Profit of at least [***] for the corresponding period, in each case subject to reasonable verification by Borrower, and (d) no Event of Default shall have occurred or be continuing at such time.
“Investment” means (a) any beneficial ownership (including stock, partnership, limited liability company interests, or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any Acquisition.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreements” means for each Subsidiary (other than Excluded Subsidiaries), a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan” means the Advances made under this Agreement.
“Loan Party” means Borrower and any Guarantor.
“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Pledge Agreement, the Intellectual Property Security Agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of the Loan Parties, taken as a whole, to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.
“Maximum Term Loan Amount” means Fifty Million Dollars ($50,000,000).

“Monthly Financials Trigger Period” is the period commencing on the last day of a month where, Borrower’s average market capitalization for the trailing ten (10) day period then ending is less than Five Hundred Million Dollars ($500,000,000) and ending on the day when Borrower’s average market capitalization for twenty (20) consecutive days is equal to or above Five Hundred Million Dollars ($500,000,000).
“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Borrower and Agent dated as of August 28, 2019.
“Not Otherwise Applied” means, with reference to any amount of proceeds of any issuance of Equity Interests, that such amount was not previously applied in determining the permissibility of any transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt of such amount or the availability of such amount for such purpose.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Participant Register” has the meaning specified in Section 11.8.
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Loan Party now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.
“Performance Milestone” means Borrower has provided evidence satisfactory to the Agent in its reasonable discretion that Borrower has, for the twelve (12) month measurement period ending on December 31, 2022, achieved each of the following: (a) T12M Revenue of at least [***], and (b) trailing twelve (12) month Gross Profit of at least [***] for the corresponding period, in each case subject to reasonable verification by Borrower.
“Permitted Acquisition” means an Investment consisting of an Acquisition by any Loan Party; provided, that:
(a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries (or any reasonable extensions or expansions thereof),
(b) no Event of Default shall have occurred and be continuing or would immediately result from such Acquisition,
(c) the Agent shall have received (or shall receive in connection with the closing of such Acquisition) all items in respect of the Equity Interests or property acquired in such Acquisition required to be delivered by the terms of this Agreement (when and as required thereby),
(d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors (or equivalent governing body) and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition,

(e) the Borrower shall have delivered to the Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve-month period ending as of the most recent Fiscal Quarter end in a form reasonably satisfactory to the Agent,
(f) the sum of the purchase price of such proposed new acquisition, computed on the basis of total cash acquisition consideration paid or incurred, or to be paid or incurred, by the applicable Loan Party with respect thereto, including any deferred acquisition consideration which is non contingency or milestone based (but specifically excluding any deferred acquisition consideration which is contingency or milestone based) shall not exceed Ten Million Dollars ($10,000,000) per fiscal year, provided that after giving effect to such acquisition on a pro forma basis, Borrower’s unrestricted Cash (other than (a) Liens granted to Agent under the Loan Document) shall not be less than One Hundred Million Dollars ($100,000,000) ; and
(g) Borrower has and maintains, and delivers to Agent no less than ten (10) days (or such shorter period agreed to by Agent) prior to any such Acquisition, a certificate signed by Borrower’s Chief Executive Officer or Chief Financial Officer, in form reasonably acceptable to Agent (it being agreed that any certificate previously delivered to Agent that was accepted by Agent shall be deemed to be in form acceptable to Agent for future use) demonstrating compliance with, on and after June 30, 2023, the covenant set forth in Section 7.19(a) hereof on a pro forma basis as if the Acquisition occurred on the first day of the most recent measurement period with respect to such financial covenant.
        “Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower (i) shares of common stock of the Borrower (or other securities or property following a merger event or other change of the common stock of the Borrower), (ii) the cash value thereof or (iii) a combination thereof, in each case, from time to time upon exercise of such option entered into by the Borrower in connection with the issuance of Permitted Convertible Debt, provided that the purchase price for any Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of the Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Borrower Equity Buybacks” means the Borrower may repurchase or buy back any Equity Interests of the Borrower in the amount not to exceed the result of (a) one hundred percent (100%) of any amounts directly or indirectly received by the Borrower in connection with any direct or indirect Equity Interests issuances, sales or other dispositions of Equity Interests by the Borrower (the "Borrower Equity Interests Disposition Proceeds"), minus (b) any Borrower Equity Interests Disposition Proceeds used to make any voluntary principal prepayments in cash with respect to the Term Loan.

“Permitted Convertible Debt” means Indebtedness that is either (i) convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of common stock of the Borrower (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities) or (ii) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for shares of common stock of the Borrower (and cash in lieu of fractional shares) (or other securities or property following a merger event or other change of the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that such Indebtedness shall (a) not require any scheduled amortization or otherwise required payment of principal prior to, or have a scheduled maturity date, earlier than, one hundred eighty (180) days after the Term Loan Maturity Date, (b) be unsecured or subordinated to the Secured Obligations pursuant to terms satisfactory to the Agent in its sole discretion, (c) not be guaranteed by any Subsidiary of Borrower that is not also a Loan Party, and (d) shall be Indebtedness of the Borrower and not any Subsidiary thereof.

“Permitted Convertible Debt Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Employee Stock Purchase Loans” means any loans advanced by the Borrower under clause (ix) of the defined term “Permitted Investments”
“Permitted Employee Stock Purchase Loans Forgiveness and Collateral Release Event” means the termination by the Borrower of the agreements and documents (other than provisions that expressly survive the termination thereof) entered into by the Borrower in connection with any Permitted Employee Stock Purchase Loan (and release and termination by the Borrower of all collateral and Liens, if any, provided thereunder and release, termination or removal by the Borrower of all personal recourse, if any, of the applicable borrower thereunder) upon the principal and accrued interest of such Permitted Employee Stock Purchase Loan being either (i) forgiven in full pursuant to an approval by the board of directors (or similar governing body) of the Borrower or (ii) paid in full.
“Permitted Indebtedness” means:
(i)Indebtedness under the Loan Documents;
(ii)intercompany Indebtedness permitted under the defined term “Permitted Investments” (other than by reference to this defined term “Permitted Indebtedness” (or any sub-clause hereof));
(iii)Indebtedness existing as of the Closing Date which is disclosed in Schedule 1A and any extensions, renewals or replacements thereof; provided, that, with respect to any such extension, renewal or replacement, (i) the outstanding principal amount of such Indebtedness is not increased except by an amount equal to fees and expenses and any premium reasonably incurred (and any paid-in-kind interest provided) in connection with any such extension, renewal or replacement, and (ii) the terms of such Indebtedness are not modified to impose materially more burdensome terms, taken as a whole, upon the Borrower or any Subsidiary, as the case may be (it being understood that an increase in the interest rate, fees or other pricing applicable thereto shall not be deemed to be materially more burdensome so long as such interest rate, fees or other pricing does not exceed the then applicable market interest rate, fees and other pricing);
(iv)unsecured Indebtedness incurred (i) in the ordinary course of business of the Borrower and its Subsidiaries in the nature of trade payables owing to suppliers and other trade creditors on negotiated trade terms in connection with purchases of goods and services, which may be overdue or subject to good faith disputes and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower and its Subsidiaries, and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Obligations in respect thereof;
(v)Contingent Obligations which are a “Permitted Investment” (other than by reference to “Permitted Indebtedness” (or any sub-clause hereof));
(vi)purchase money Indebtedness and Capital Leases in an aggregate amount of up to Five Million Dollars ($5,000,000) outstanding at any time, in each case, secured by a Lien described in clause (ix) of the “Permitted Liens”; provided, that, such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment or other property financed with such Indebtedness;
(vii)Indebtedness incurred in the ordinary course of business under corporate credit cards;
(viii)reimbursement obligations in connection with letters of credit, bank guarantees or bank warranties that are solely secured by cash or Cash Equivalent Investments and are issued on behalf of the Borrower or any Subsidiary, in an aggregate amount not to exceed Five Million Dollars ($5,000,000) at any time;
(ix)Indebtedness in respect of any agreement providing for treasury, depositary or cash management services, including in connection with automated clearing house transfers of funds or any similar transactions, securities settlements, foreign exchange contracts, assumed settlement, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements, in each case in the ordinary course of business;
(x)Hedging Obligations of the Borrower solely in respect of directly mitigating floating interest rate risks of the Borrower associated with the Loans, covering a notional amount not to exceed the aggregate amount of the Loans; provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business and (ii) the applicable Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(xi)Indebtedness consisting of (i) the bona fide financing of insurance premiums or self-insurance obligations (which must be commercially reasonable and consistent with insurance practices generally) or (ii) take-or-pay obligations contained in supply or similar agreements, in each case, in the ordinary course of business;
(xii)worker’s compensation claims, payment obligations in connection with health disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case, incurred in the ordinary course of business;
(xiii)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(xiv)[reserved];
(xv)Permitted Convertible Debt in an aggregate principal amount not to exceed [***]; and
(xvi)other unsecured Indebtedness in an aggregate amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding.
“Permitted Investment” means:
(i)Investments existing on the Closing Date and identified in Schedule 1B;
(ii)Investments in the form of cash and Cash Equivalent Investments;
(iii)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(iv)Investments consisting of the deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Permitted Transfers;
(v)(i) Investments in any Person that is a Loan Party prior to giving effect to such Investment, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, and (iii) Investments by Loan Parties in Subsidiaries that are not Loan Parties, in the case of this clause (iii), in an aggregate amount not to exceed Five Million Dollars ($5,000,000) per fiscal year;

(vi)Investments constituting (i) accounts receivable arising, (ii) notes receivable or trade debt granted, or (iii) deposits made, in each case, in connection with the purchase price of goods or services and in the ordinary course of business;
(vii)Hedging Obligations permitted by clause (x) of the defined term “Permitted Indebtedness”;
(viii)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transaction in the ordinary course of business;
(ix)reserved;
(x)Investments consisting of loans by the Borrower to its employees on an arms-length basis for travel advances and relocation costs in the ordinary course of business, in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year;
(xi)Investments consisting of Deposit Accounts or securities accounts, subject to compliance with Section 7.12;
(xii)Permitted Acquisitions;
(xiii)Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business;
(xiv)joint ventures, minority investments, or strategic alliances in the ordinary course of the Borrower’s business consisting of the licensing of technology, the development of technology or the providing of technical support, in an aggregate amount not to exceed Two Million Dollars ($2,000,000) during any fiscal year; provided that in connection with any such Investment, (1) the Borrower shall provide to the Agent at least ten (10) Business Days’ prior written notice of such Investment, which notice shall include a reasonably detailed description of such Investment together with any other financial information, financial analysis, documentation, and other information relating to such Investment upon Agent’s reasonable request; (2) no Event of Default has occurred and is continuing or would exist immediately after giving effect to such Investment; (3) such Investment shall only involve assets comprising the same or a related line of business as the Borrower and its Subsidiaries (or any reasonable extensions or expansions thereof); and (4) such Investment shall have been approved by the Borrower’s board of directors;
(xv)[reserved];
(xvi)the Permitted Borrower Equity Buybacks;
(xvii)other Investments in an aggregate amount not to exceed Five Million Dollars ($5,000,000) in any fiscal year;
(xviii)any Permitted Employee Stock Purchase Loans Forgiveness and Collateral Release Events, to the extent constituting an Investment; and
(xix)Investments in connection with (including, for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement of) any Permitted Convertible Debt, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case solely as permitted by this Agreement.
“Permitted Licenses” means (i) nonexclusive licenses and nonexclusive sublicenses, (ii) exclusive licenses with respect to global contract manufacturing and distribution agreements and (iii) exclusive licenses with respect to discrete geographical areas, in each case, of Intellectual Property granted in the ordinary course of business.

“Permitted Liens” means:
(i)Liens pursuant to any Loan Document;
(ii)deposits made in the ordinary course of business to secure liabilities to insurance carriers, insurance companies and brokers;
(iii)Liens existing as of the Closing Date and disclosed in Schedule 1C and any replacements, renewals or extensions thereof; provided, that, with respect to any such replacement, renewal or extension, (i) the property covered thereby is not increased, (ii) the principal amount secured or benefited thereby is not increased except by an amount equal to fees and expenses reasonably incurred (or any paid-in-kind interest provided) in connection with any such replacement, renewal or extension, or the terms modified to impose materially more burdensome terms, taken as a whole, upon the Borrower or any Subsidiary, as the case may be (it being understood that an increase in the interest rate, fees and other pricing applicable thereto shall not be deemed to be materially more burdensome so long as such interest rate, fees and other pricing do not exceed the then applicable market interest rate, fees and other pricing), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any replacement, renewal or extension of the underlying Indebtedness is Permitted Indebtedness;
(iv)Liens in favor of suppliers, carriers, warehousemen, mechanics, materialmen and landlords and other similar Liens granted in the ordinary course of business and for amounts not overdue or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(v)Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
(vi)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.6;
(vii)easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;
(viii)Liens for Taxes (A) not at the time delinquent or that are thereafter payable without penalty or (B) that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Loan Parties’ books;
(ix)Liens in connection with purchase money Indebtedness and Capital Leases, in each case, permitted by clause (vi) of “Permitted Indebtedness”; provided, that, (i) such liens exist prior to the acquisition of, or attach substantially simultaneously with, or within ninety (90) days after, the acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of the Borrower or the applicable Subsidiary other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(x)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties that are promptly paid on or before the date they become due;
(xi)Liens on cash and Cash Equivalent Investments securing Indebtedness permitted by clause (viii) of “Permitted Indebtedness”;

(xii)(i) bankers’ liens, statutory and common law rights of setoff and other similar rights as to deposits of cash and securities in favor of Agents and other depository institutions; and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
(xiii)Permitted Licenses;
(xiv)nonexclusive licenses or sublicenses, leases or subleases of property (in each case, other than with respect to Intellectual Property) granted in the ordinary course of business (if, solely with respect to outbound licenses and leases of owned property, such leases and licenses do not prohibit the Borrower or any Subsidiary from granting the Agent a security interest in such property);
(xv)[reserved];
(xvi)Liens not otherwise permitted by the other clauses of “Permitted Liens” securing obligations in an aggregate principal amount not to exceed Five Million Dollars ($5,000,000) at any time outstanding.
“Permitted Transfers” means:
(i)Transfers of Inventory in the ordinary course of business,
(ii)Transfers of obsolete, damaged, worn out or surplus property in the ordinary course of business or property which is no longer used or useful in the business activities of the Borrower or its Subsidiaries,
(iii)Distributions permitted by Section 7.7,
(iv)Transfers consisting of Permitted Liens,
(v)Transfers consisting of Permitted Investments,
(vi)Transfers consisting of unpaid and overdue accounts receivables in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction,
(vii)Permitted Licenses,
(viii)Transfers of cash or Cash Equivalent Investments in the ordinary course of business and not otherwise prohibited by this Agreement or the other Loan Documents,
(ix)the abandonment or other disposition of any rights to Intellectual Property that are not material or are no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries,
(x)Transfers to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party,
(xi)Transfers of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Transfer are applied to the purchase price of such replacement property,
(xii)[reserved],
(xiii)other Transfers of assets having a fair market value of not more than One Million Dollars ($1,000,000) in the aggregate in any fiscal year; and

(xiv)(i) the disposition, unwinding or terminating of Hedging Agreements not entered into for speculative purposes or the transactions contemplated thereby, (ii) the issuance or sale of any Permitted Convertible Debt by the Borrower, (iii) the sale of any Permitted Warrant Transaction by the Borrower, (iv) the purchase of any Permitted Bond Hedge Transaction by the Borrower or (v) the performance by the Borrower of its obligations under any Permitted Convertible Debt, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower) and/or cash (in an amount determined by reference to the price of such common stock) sold by Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Borrower and Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Qualified Cash” means an amount equal to the aggregate amount of the Loan Parties’ Cash held in accounts subject to an Account Control Agreement in favor of Agent.
“Receivables” means (i) all of each Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
“Redemption Conditions” means, with respect to any redemption by any of the Loan Parties of any Permitted Convertible Debt, satisfaction of each of the following events: (a) no default or Event of Default shall exist or result therefrom, and (b) both immediately before and at all times after such redemption, the Loan Parties’ Qualified Cash shall be no less than one hundred fifty percent (150%) of the outstanding principal amount of the Term Loan Advances.
“Register” has the meaning specified in Section 11.7.
“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan Advances then outstanding.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means each Loan Party’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.
“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion.
“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Loan Party owns or controls, either directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.
“T12M Revenue” means Borrower’s revenue (determined in accordance with GAAP), measured on a trailing twelve (12) month basis as of the date of the most recently delivered monthly financial statement in accordance with Section 7.1(a).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.
“Term Loan Advance” means each Tranche 1 Advance, Tranche 2 Advance and any other Term Loan funds advanced under this Agreement.
“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) (x) the prime rate as reported in The Wall Street Journal plus (y) six and fifteenth one hundredths percent (6.15%), and (ii) nine and forty one hundredths percent (9.40%).
“Term Loan Maturity Date” means May 1, 2026; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.
“Termination Date” means the date on which all Obligations (other than contingent indemnity and reimbursement obligations for which no claim has been asserted) have been paid in full in cash and the Term Commitment shall have been terminated.
“Testing Period” means each fiscal quarter, in which Borrower has failed to maintain its unrestricted Qualified Cash in an amount greater than or equal to Sixty Million Dollars ($60,000,000), to be tested on the last day of each month in such fiscal quarter and measured as the average amount for the last five days of each month.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
1.2The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11
Collateral	3.1
Confidential Information	11.13
End of Term Charge	2.6
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.3
Open-Source License	5.10
Prepayment Charge	2.5
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
Tranche 1 Advance	2.2(a)
Tranche 2 Advance	2.2(a)
Transfer	7.8

1.3Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2. THE LOAN
2.1[Reserved]
2.2Term Loan Advances.
(a)Advances. Subject to the terms and conditions of this Agreement, the Lenders will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, a Term Loan Advance of Twenty Million Dollars ($20,000,000) on the Closing Date (the “Initial Tranche 1 Advance”). Subject to the terms and conditions of this Agreement, on or before March 15, 2023, Borrower may request, additional Term Loan Advances in an aggregate principal amount of Twenty Million Dollars ($20,000,000) (the “Subsequent Tranche 1 Advance”, together with the Initial Tranche 1 Advance, collectively referred to as “Tranche 1 Advance”). Further, subject to the (i) terms and conditions of this Agreement, and (ii) achievement of the Performance Milestone by the Borrower, on or before June 15, 2023, Borrower may request, additional Term Loan Advances in an aggregate principal amount of Ten Million Dollars ($10,000,000) (the “Tranche 2 Advance”). The minimum amount of each Subsequent Tranche 1 Advance and each Tranche 2 Advance shall be Two Million Five Hundred Thousand Dollars ($2,500,000). The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.
(b) Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date other than the Closing Date) to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.
(c)Interest.
(i)Term Loan Interest Rate. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the “prime rate” as reported in The Wall Street Journal or if such publication is not available, a similar national publication, changes from time to time.
(d)Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal plus all accrued but unpaid interest (the “Monthly Repayment”) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Notwithstanding the foregoing sentence, in the event that Borrower achieves the Interest Only Milestone, then Borrower shall not be required to make the Monthly Repayment and the entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. The Lenders will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Lenders such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Lenders such amount in full in immediately available funds within three (3) Business Days.
2.3Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
2.4Default Interest. In the event any payment is not paid on the scheduled payment date, other than due to a failure of any ACH debit due solely to an administrative or operational error of Agent or Lender or the Borrower’s bank if the Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following the Borrower’s knowledge of such failure to pay an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(c) plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.
2.5Prepayment. At its option, Borrower may prepay all, or a portion of the outstanding Advances by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: with respect to each Advance, if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, two and one-half percent (2.50%); after twelve (12) months following the Closing Date but prior to twenty four (24) months following the Closing Date, one and one-half percent (1.50%); and thereafter but prior to and excluding the Term Loan Maturity Date, one percent (1.00%) (each, a “Prepayment Charge”). If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Advances under multiple Tranches, the Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the latest initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the next latest initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any Secured Obligations (including principal and interest) pro rata to all scheduled amounts owed. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
2.6End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, and (iii) the date that the Secured Obligations become due and payable in full pursuant to the terms of this Agreement, Borrower shall pay Lenders a charge of seven and forty-five one hundredths percent (7.45%) of the aggregate original principal amount of the Term Loan Advances made hereunder (the “End of Term Charge”). Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge shall be deemed earned by Lenders on the date the applicable Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
2.7Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.
2.8Taxes; Increased Costs. The Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.
2.9Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Each Loan Party expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loan Advances.
SECTION 3. SECURITY INTEREST
3.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Loan Party grants to Agent a security interest in all of such Loan Party’s right, title, and interest in, to and under all of each Loan Party’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of each

Loan Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, any Loan Party and wherever located, and any of the Loan Parties’ property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.
3.2Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include any Excluded Property.
SECTION 4. CONDITIONS PRECEDENT TO LOAN
The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
4.1Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:
(a)executed copies of the Loan Documents, Account Control Agreement from Silicon Valley Bank, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;
(b)a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent,
(c)certified copy of resolutions of each of the Loan Parties’ Board evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) with respect to the Borrower, the Warrant and transactions evidenced thereby;
(d)certified copies of the Certificate of Incorporation or Certificate of Formation, as applicable, and the Bylaws or the operating agreement, as applicable, as amended through the Closing Date, of each Loan Party;
(e)a certificate of good standing for each of the Loan Parties’ from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;
(f)payment of the Due Diligence Fee, Initial Facility Charge and reimbursement of Agent’s and the Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;
(g)reserved; and
(h)such other documents as Agent may reasonably request.
4.2All Advances. On each Advance Date:
(a)Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.2(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.
(b)The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)the Loan Parties shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
(d)with respect to any Tranche 2 Advance, Borrower shall have achieved the Performance Milestone;
(e)Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
4.3No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
4.4Post-Close Obligations. Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Closing Date, Borrower shall use commercially reasonable efforts to deliver to Agent (or its designated agent):
(a)Within thirty (30) days of the Closing Date (or such later date as the Agent may agree to in writing), duly executed landlord’s consent for each of Borrower’s leased locations at 350 Treat Avenue, San Francisco, California, by the landlord thereof.
(b)Within thirty (30) days of the Closing Date (or such later date as the Agent may agree to in writing), all certificates of insurance and copies of each insurance policy required hereunder together with additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance as required hereunder.
(c)Within twenty (20) days of the Closing Date (or such later date as the Agent may agree to in writing), duly executed Account Control Agreements for each of Loan Parties’ Deposit Accounts, or accounts holding Investment Property, except for Excluded Accounts.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER
Each Loan Party represents and warrants that:
5.1Corporate Status. Each Loan Party is a corporation or a limited liability company, as allocable, duly organized, legally existing and in good standing under the laws its state of incorporation or formation, as applicable, and is duly qualified as a foreign corporation or limited liability company, as applicable, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Loan Party’s present name, former names (if any), locations, place of formation, Tax identification number (to the extent such Loan Party has a Tax identification number), organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by the Loan Parties in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.
5.2Collateral. Each Loan Party owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Each Loan Party has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.
5.3Consents. Each Loan Party’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate or limited liability company action of such Loan Party, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate (A) any provisions of such Loan Party’s Certificate or Articles of Incorporation or Articles of Organization (as applicable), bylaws, operating agreements, or (B) any, law, regulation, order, injunction, judgment, decree or writ to which such Loan Party is subject in any respect, and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.
5.4Material Adverse Effect. No Material Adverse Effect has occurred and is continuing. No Loan Party is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
5.5Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or its property, that is reasonably expected to result in a Material Adverse Effect.
5.6Laws.
(a)No Loan Party nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness in any material respect, or any other material agreement to which it is a party or by which it is bound that is reasonably expected to result in a Material Adverse Effect.
(b)Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.
(c)None of Borrower, any of its Subsidiaries, or, to the knowledge of the Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.7Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of the Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains, or shall contain, any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or shall omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or shall be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Borrower, and (ii) the most current of such projections provided to the Borrower’s Board (it being understood that the projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not viewed as facts, that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, that no assurance is given that any particular projections will be realized, and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.8Tax Matters. Except as described on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file, (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP, and (c) to the best of each Loan Party’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.9Intellectual Property Claims. The Loan Parties are the sole owner of, or otherwise have the right to use, the Intellectual Property material to their business. Except as described on Schedule 5.9, and as may be updated by the Borrower in a written notice provided from time to time after the Closing Date, (i) to the Loan Parties’ knowledge, each of the material Copyrights, Trademarks and Patents (other than patent applications) is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) except as set forth in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), no claim has been made to a Loan Party in writing that any material part of the Intellectual Property violates the rights of any third party. Exhibit C (and as may be updated by the Borrower in a written notice provided from time to time after the Closing Date) is a true, correct and complete list of each of the Loan Parties’ registered Patents and filed Patent applications, registered Trademarks, registered Copyrights, and material agreements under which a Loan Party licenses Intellectual Property from third parties (other than shrink-wrap software licenses, licenses that are commercially available to the public, open source licenses, licenses disclosed in writing to Agent as required under this Agreement and immaterial Intellectual Property licensed to a Loan party in the ordinary course of business), together with application or registration numbers, as applicable, owned by a Loan Party, in each case as of the Closing Date. The Loan Parties are not in material breach of, nor have the Loan Parties failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
5.10Intellectual Property. Except as described on Schedule 5.10, the Loan Parties have all material rights with respect to Intellectual Property necessary or material in the operation or conduct of the Loan Parties’ business as currently conducted and proposed to be conducted by Loan Parties. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, other applicable law, or restrictions that are permitted hereunder, the Loan Parties have the right, to the extent required to operate their business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of their business as currently conducted and currently proposed to be conducted by them, without condition, restriction or payment of any kind (other than payments in the ordinary course of business) to any third party, and the Loan Parties own or have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to their business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products that are material to the Loan Parties’ business except customary covenants in inbound license agreements and equipment leases where a Loan Party is the licensee or lessee. No material software or other material materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that could require disclosure or distribution in source code form.
5.11Borrower Products. Except as described on Schedule 5.11, no material Intellectual Property owned by any Loan Party or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Loan Party to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of the Loan Parties or Borrower Products. No Loan Party has received any written notice or claim, or, to the knowledge of the Loan Parties, oral notice or claim, challenging or questioning any Loan Party’s ownership in any material Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Loan Party’s knowledge, is there a reasonable basis for any such claim. To the Loan Parties’ knowledge, no Loan Party’s use of its material Intellectual Property nor the production and sale of Borrower Products materially infringes the Intellectual Property or other rights of others.
5.12Financial Accounts. Exhibit D, as may be updated by Loan Parties in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Loan Party or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Loan Party or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.13Employee Loans. Other than loans constituting Permitted Investments, no Loan Party has outstanding loans to any employee, officer or director of such Loan Party nor has any Loan Party guaranteed the payment of any loan made to an employee, officer or director of such Loan by a third party.
5.14Capitalization and Subsidiaries. The Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14. The Loan Parties do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Loan Parties in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary of the Borrower.
SECTION 6. INSURANCE; INDEMNIFICATION
6.1Coverage. The Loan Parties shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in the Loan Parties’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Loan Parties must maintain a minimum of [***] of commercial general liability insurance for each occurrence. The Loan Parties have and agree to maintain a minimum of [***] of directors’ and officers’ insurance for each occurrence and [***] in the aggregate. So long as there are any Secured Obligations outstanding, the Loan Parties shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If the Loan Parties fail to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which the Loan Parties are obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.
6.2Certificates. The Loan Parties shall deliver to Agent certificates of insurance that evidence their compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. The Loan Parties’ insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that the Loan Parties may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Upon Agent’s request, the Loan Parties shall provide Agent with copies of each insurance policy. The Loan Parties agree that upon entering or amending any insurance policy required hereunder, Loan Parties shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.
6.3Indemnity. Each Loan Party agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement, in each case subject to the applicable statute of limitations.
SECTION 7. COVENANTS OF BORROWER
Each Loan Party agrees as follows:
7.1Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)during a Monthly Financials Trigger Period, as soon as practicable and in any event within forty-five (45) days after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Loan Party) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;
(b)as soon as practicable and in any event within forty-five (45) days after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against any Loan Party) or any other occurrence that could reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;
(c)as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, unqualified (other than as to going concern qualification) audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountant;
(d)as soon as practicable (and in any event within thirty (30) days) after the end of each month, a Compliance Certificate in the form of Exhibit E;
(e)as soon as practicable (and in any event within thirty (30) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;
(f)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or material reports that Borrower has made available to holders of its preferred stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;

(g)at the same time and in the same manner as provided to the investors of the Borrower that are not members of the Borrower’s Board, such materials prepared and provided by the Borrower on a quarterly basis to such investors;
(h)financial and business projections promptly following their approval by Borrower’s Board, and in any event, sixty (60) days after the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;
(i)as soon as practicable (and in any event within forty-five (45) days) after the end of each quarter, a key performance indicator report consisting of the following: unit sales and average sales price by product and customer type, bookings reports, and such other key performance indicators as reasonably requested by Lender; and
(j)prompt (but in any event no more than three (3) Business Days) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or controlled Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
    No Loan Party shall make any change in its (a) accounting policies or reporting practices (other than as permitted under GAAP or pursuant to applicable securities laws or regulations of the SEC), or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.
    The executed Compliance Certificate, and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com and lkulchenko@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Ouster, Inc.
Notwithstanding the foregoing, documents required to be delivered hereunder (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower makes such documents or materials publicly available.

7.2Management Rights. The Loan Parties shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of the Loan Parties at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of the Loan Parties to discuss such books of account and records. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Loan Parties concerning significant business issues affecting the Loan Parties. Such consultations shall not unreasonably interfere with the Loan Parties’ business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over the Loan Parties’ management or policies.
7.3Further Assurances. Each Loan Party shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Agent’s Lien on the Collateral. Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Loan Party hereby authorizes Agent to execute and deliver on its behalf and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the UCC) without the signature of the Loan Parties either in Agent’s name or in the name of Agent as agent and attorney-in-fact for the Loan Parties. Each Loan Party shall in good faith and in its reasonable commercial discretion, in each case subject to the terms of this Agreement, protect and defend its title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to such Loan Party or Agent other than Permitted Liens.
7.4Indebtedness. No Loan Party shall create, incur, assume, guarantee nor be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Loan Party an obligation to prepay any Indebtedness, except (a) for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) for purchase money Indebtedness pursuant to its then-applicable payment schedule or with other purchase money Indebtedness permitted hereunder, (c) for prepayment by (i) any Loan Party or Subsidiary of intercompany Indebtedness owed to Borrower, or (ii) by any Subsidiary that is not a Loan Party of intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Loan Party, (d) as may be permitted under the subordination agreement governing such Subordinated Indebtedness, (e) as otherwise permitted hereunder or approved in writing by Agent, and (f) Permitted Indebtedness with the proceeds of other Permitted Indebtedness. Notwithstanding anything to the contrary in the foregoing, the issuance of, performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption (including, for the avoidance of doubt, a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock), settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt shall not constitute a prepayment of Indebtedness by Borrower for the purposes of this Section 7.4 provided that principal payments in cash (other than cash in lieu of fractional shares) shall be allowed with respect to any repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock only if the Redemption Conditions are satisfied in respect of such redemption and at all times after such redemption.
7.5Collateral. Each Loan Party shall at all times keep the Collateral and all other property and assets used in the Loan Parties’ business or in which the Loan Parties now or hereafter holds any interest free and clear from any Liens whatsoever (other than Permitted Liens). No Loan Party shall agree with any Person other than Agent or Lender not to encumber its property, other than Permitted Liens. No Loan Party shall enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than pursuant to (x) this Agreement and the other Loan Documents, (y) any agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (z) customary restrictions on the assignment of leases, licenses and other agreements. Each Loan Party shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process that is reasonably likely to result in damages, expenses or liabilities in excess of $1,000,000.
7.6Investments. No Loan Party shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make cash payments in lieu of fractional shares in connection with any such conversions, (ii) Borrower may pay dividends solely in common stock, (iii) Borrower may repurchase the stock or other equity interests of current or former employees, consultants or directors (their spouses, trusts, heirs and estates) pursuant to or otherwise in connection with stock repurchase agreements, option agreements or similar agreements (A) so long as an Event of Default does not exist at the time of any such repurchase and would not exist immediately after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, (iv) Borrower may repurchase stock or other equity interests from employees, consultants or directors in connection with secondary sales where the consideration for such repurchase is the proceeds of the issuance of Borrower’s equity interests consummated immediately prior or substantially contemporaneously with such repurchase; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, Subsidiaries of Borrower shall be permitted to pay dividends to Borrower or make distributions to Borrower.
Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion or exchange by holders of (including any cash payment upon conversion or exchange), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a required repurchase in connection with the redemption of Permitted Convertible Debt upon satisfaction of a condition related to the stock price of Borrower’s common stock) or required payment of any interest with respect to, any Permitted Convertible Debt in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt provided that principal payments in cash (other than cash in lieu of fractional shares) shall be allowed with respect to any repurchase in connection with the redemption of Permitted Convertible Debt only if the Redemption Conditions are satisfied in respect of such redemption and at all times after such redemption, (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Warrant, Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Warrant, Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or (iii) the withholding of shares of common stock upon the vesting of performance stock units and restricted stock units issued to the Borrower’s employees under the Borrower’s equity incentive plan upon vesting of such stock units.

Notwithstanding the foregoing, Borrower may repurchase, exchange or induce the conversion of Permitted Convertible Debt by delivery of shares of Borrower’s common stock and/or a different series of Permitted Convertible Debt and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of shares of Borrower’s common stock and/or such different series of Permitted Convertible Debt minus the net cost of any Permitted Convertible Debt Call Transaction entered into in connection therewith plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Debt that are so repurchased, exchanged or converted, Borrower may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt that are so repurchased, exchanged or converted.
7.8Transfers. Except for Permitted Transfers, No Loan Party shall voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey (“Transfer”) any equitable, beneficial or legal interest in any material portion of its assets.
7.9Mergers and Consolidations. Borrower will not, and will not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except (a) the Borrower may consolidate or merge with any Subsidiary; provided, that, the Borrower be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower) may consolidate or merge with and into any other Loan Party, (c) any Subsidiary that is not a Loan Party may consolidate or merge with and into any Loan Party; provided, that, the continuing or surviving Person shall be such Loan Party, (d) any Subsidiary that is not a Loan Party may merge with or into any other Subsidiary that is not a Loan Party, (e) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time, and (f) in connection with any Permitted Transfer, Permitted Investment, Permitted Acquisition or Permitted Indebtedness.
7.10Taxes. Each Loan Party and its Subsidiaries shall pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against any Loan Party, any of its Subsidiaries or the Collateral or upon any Loan Party’s or any of its Subsidiaries’ ownership, possession, use, operation or disposition thereof or upon any Loan Party’s or, any of its Subsidiaries’ rents, receipts or earnings arising therefrom. Each Loan Party shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, any Loan Party may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which the Loan Parties maintain adequate reserves in accordance with GAAP.
7.11Corporate Changes; Location of Collateral. No Loan Party nor any Subsidiary shall change its legal name, legal form or jurisdiction of organization or formation, as applicable, without twenty (20) days’ prior written notice to Agent. No Loan Party shall suffer a Change in Control. No Loan Party nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. No Loan Party nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to Five Hundred Thousand Dollars ($500,000) in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a third party bailee, it has used commercially reasonable efforts to deliver a bailee agreement in form and substance reasonably acceptable to Agent.
7.12Deposit Accounts.
(a)Other than Excluded Accounts, no Loan Party shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.
(b)No Subsidiary which is not a Loan Party shall maintain any Deposit Accounts, or accounts holding Investment Property, except to the extent such Deposit Account or account holding Investment Property is an Excluded Account.
7.13Future Subsidiaries. Each Loan Party shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within thirty (30) days of formation, shall cause any such Domestic Subsidiary (other than an Excluded Subsidiary) to execute and deliver to Agent a Joinder Agreement.
7.14Notification Regarding Collateral. Borrower shall give Agent prompt written notice of any legal process that is reasonably likely to result in damages, expenses or liabilities in excess of $1,000,000 affecting the Collateral, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens.
7.15Notification of Event of Default. Borrower shall notify Agent promptly, in any event within three (3) Business Days, of the occurrence of any event of Default.
7.16[reserved.]

7.17Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.
7.18Compliance with Laws.
(a)Each Loan Party shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of such Loan Party’s business.
(b)Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. No Loan Party nor any of its Subsidiaries shall, nor shall any Loan Party or any of its Subsidiaries permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
(c)Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party’s, its Subsidiaries and their respective officers and employees and to the knowledge of such Loan Party’s, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(d)No Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of such Loan Party, any agent for such Loan Party or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
7.19Financial Covenant. Commencing with the quarter ending on June 30, 2023 and for each fiscal quarter thereafter which is a Testing Period, Borrower shall achieve T12M Revenue as set forth in Schedule 7.19 as of the last day of such fiscal quarter.
7.20Intellectual Property. Each Loan Party shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent. If a Loan Party (a) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (b) applies for any Patent (other than provisional patent applications) or the registration of any Trademark, then such Loan Party shall immediately provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority (subject to the Permitted Liens) perfected security interest in favor of Agent in such property.

7.21Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, except for (a) transactions solely among the Loan Parties, (b) transactions between or among any Loan Party and any one or more of its Subsidiaries that were entered into prior to the Closing Date (provided, that, such transactions are not expressly prohibited hereunder), (c) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower or any Subsidiary as approved by Borrower’s board of directors (or similar governing body), (d) compensation, indemnities, and other employment arrangements for directors, officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business, and (e) any loans permitted to officers or management permitted hereunder and the Permitted Borrower Equity Buybacks.
SECTION 8. [RESERVED]
SECTION 9. EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an Event of Default:
9.1Payments. Any Loan Party fails to (a) pay any principal or interest on any Loan on its due date or (b) make any payment when due on account of any other Secured Obligations within two (2) Business days after the applicable due date; provided, however, that in each case, an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or Lender or any Loan Party’s bank if such Loan Party had the funds to make the payment when due and makes the payment within three (3) Business Days following such Loan Party’s knowledge of such failure to pay; or
9.2Covenants. Any Loan Party breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than the Sections specifically identified in clause (b) hereof), any other Loan Document, such default continues for more than fifteen (15) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to the Loan Parties and (ii) any Loan Party has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.17, 7.19, 7.20, and 7.21, the occurrence of such default; or
9.3Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that the failure to achieve the Interest Only Milestone or Performance Milestone shall not be deemed a Material Adverse Effect; or
9.4Representations. Any representation or warranty made by any Loan Party in any Loan Document when taken as a whole shall have been false or misleading in any material respect when made or when deemed made; or
9.5Insolvency. Any Loan Party (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of any Loan Party or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of any Loan Party; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) any Loan Party or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against any Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of any Loan Party being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Loan Party shall file any answer admitting or not contesting the material allegations of a petition filed against any Loan Party in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of any Loan Party, of any trustee, receiver or liquidator of any Loan Party or of all or any substantial part of the properties of any Loan Party without such appointment being vacated; or
9.6Attachments; Judgments. Any portion of the assets of the Loan Parties in the aggregate value of at least [***] is attached or seized, or a levy is filed against any such assets, or a judgment or judgments, order or orders, or action and actions, either by a court of competent jurisdiction or by a regulatory agency with the power to do so is/are entered and enforceable against a Loan Party, and the same are not, within twenty (20) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, stayed or bonded pending appeal, or such judgments, orders or actions are not discharged prior to the expiration of any such stay, for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least [***], or any Loan Party is enjoined or in any way prevented by court order from conducting any part of its business; or
9.7Other Obligations. The occurrence of any default under any agreement or obligation of any Loan Party involving any Indebtedness in excess of Two Million Dollars ($2,000,000).
SECTION 10. REMEDIES
10.1General. Upon the occurrence and during the continuation of any one or more Events of Default, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Each Loan Party hereby irrevocably appoints Agent as its lawful attorney-in-fact to:  exercisable following the occurrence of an Event of Default, (i) sign such Loan Party’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or such Loan Party’s name, as Agent may elect); (iii) make, settle, and adjust all claims under such Loan Party’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to any Loan Party’s; (vii) endorse such Loan Party’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly.  Each Loan Party hereby appoints Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Secured Obligations have been satisfied in full and the Loan Documents (other than the Warrant) have been terminated.  Agent’s foregoing appointment as each Loan Party’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been fully repaid and performed and the Loan Documents (other than the Warrant) have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may at the direction of the Required Lenders, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral in accordance with applicable law, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to such Loan Party. Agent may require any Loan Party to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and such Loan Party. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:
First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the default interest rate), in such order and priority as Agent may choose in its sole discretion; and
Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to the Loan Parties or their representatives or as a court of competent jurisdiction may direct.
Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.3No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.4Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
SECTION 11. MISCELLANEOUS
11.1Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.2Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Lesya Kulchenko
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com
Telephone: 650-289-3060
(b)If to the Lenders:
HERCULES CAPITAL, INC., and
HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.
Legal Department
Attention: Chief Legal Officer and Lesya Kulchenko
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com; lkulchenko@htgc.com
Telephone: 650-289-3060
(c)If to Borrower:
OUSTER, INC.
Attention: Adam Dolinko
350 Treat Avenue
San Francisco, California 94110
email: legal@ouster.io
or to such other address as each party may designate for itself by like notice.
11.3Entire Agreement; Amendments.
(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated December 2, 2021 and the Non-Disclosure Agreement).
(b)Neither this Agreement, any other Loan Document (other than the Warrant which is subject to the amendment provisions therein), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and each party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Loan Parties party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Loan Parties of any of their rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Loan Party from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon the Loan Parties, the Lender, the Agent and all future holders of the Loans.
11.4No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.5No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.
11.6Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent, the Lenders, and each Loan Party, and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.14, 11.15 and 11.17 shall survive the termination of this Agreement.
11.7Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each Loan Party and its permitted assigns (if any). No Loan Party shall assign its obligations under this Agreement or any of the other Loan Documents (other than the Warrant which may be assigned in accordance with its terms) without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to the Loan Parties, and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of any Loan Party or a distressed debt or vulture fund (as reasonably determined by Agent), it being acknowledged that in all cases, any transfer to a controlled Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Agent and the Lender(s) shall treat each

Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
1.8Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
1.9Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by the Loan Parties of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
1.10Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
1.11Mutual Waiver of Jury Trial / Judicial Reference.
(a)Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE LOAN PARTIES, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY,

“CLAIMS”) ASSERTED BY THE LOAN PARTIES AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST ANY LOAN PARTY. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, the Loan Parties and the Lenders; Claims that arise out of or are in any way connected to the relationship among the Loan Parties, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
(b)If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
(c)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
1.12Professional Fees. Each Loan Party promises to pay Agent’s and the Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses, provided that the Due Diligence Fee shall be applied in its entirety to the Lenders’ non-legal transaction costs and due diligence expenses. In addition, each Loan Party promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Loan Parties or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Loan Parties, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of any Loan Party’s estate, and any appeal or review thereof.
1.13Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by the Loan Parties are confidential and proprietary information of the Loan Parties, if and to the extent such information either (x) is marked as confidential by the Loan Parties at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Loan Parties, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, lenders, directors, officers, employees, agents, advisors, accountants, counsel, representative and other professional advisors if Agent or the Lenders in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information pursuant to similar terms; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties and not in violation of any confidentiality obligations known to the Agent or such lender;

(c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions no less protective than the provisions of this Section 11.13; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or Lender (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify any of the Loan Parties; or (j) otherwise with the prior consent of the Loan Parties; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of any Loan Party or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.
1.14Assignment of Rights. Each Loan Party acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents (other than the Warrant which is subject to any assignment, transfer, or endorsement provisions therein) to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents (other than the Warrant which is subject to any assignment, transfer or endorsement provisions therein) shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve any Loan Party of any of its obligations hereunder. Each Lender agrees that in the event of any transfer by it of the promissory note(s) (if any), it shall endorse thereon a notation as to the portion of the principal of such promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
1.15Termination; Revival of Secured Obligations. Other than as set forth in Section 11.6, this Agreement and the other Loan Documents (except for the Warrant) shall terminate on the payment in full in cash of the Secured Obligations (other than any obligations that specifically survive termination). Notwithstanding the preceding sentence, this Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Loan Party for liquidation or reorganization, if any Loan Party becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Loan Party’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations (other than obligations that survive termination), whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to Agent or the Lenders in Cash.
1.16Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

1.17No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and the Loan Parties unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Loan Parties which are a party thereto.
1.18Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Each Loan Party acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.
1.19Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.
1.20[Reserved].
1.21Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 12. GUARANTY.
12.1Guaranty. Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent and the Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and the Lenders by each other Loan Party. Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by:
(a)the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;
(b)the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by the Agent and the Lenders with respect to any of the provisions thereof;

(c)the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and the Lenders in respect thereof (including the release of any such security);
(d)the insolvency of any Loan Party; or
(e)any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;
it being agreed by each Loan Party that its obligations under this Section 12 shall not be discharged until the Termination Date has occurred. Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
12.2Waivers by the Loan Parties. Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or pursuant to any other laws or in equity, or otherwise, to compel the Agent or the Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, the Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, the Agent and the Lenders would decline to enter into this Agreement.
12.3Benefit of Guaranty. Each Loan Party agrees that the provisions of this Section 12 are for the benefit of the Agent and the other Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, on the one hand, and the Agent and the Lenders, on the other hand, the obligations of such other Loan Party under the Loan Documents.
12.4Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 11.7, each Loan Party hereby expressly and irrevocably subordinates to the prior payment in full, in cash, of the Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights pursuant to any laws or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date has occurred. Each Loan Party acknowledges and agrees that this subordination is intended to benefit the Agent and the Lenders and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Section 11, and that the Agent, the Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.
12.5Election of Remedies. If the Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent or such Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, the Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 11. If, in the exercise of any of its rights and remedies, the Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by the Agent or such Lender and waives any claim based upon such action, even if such action by the Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by the Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of the Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations. In the event the Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent (either directly or through one or more acquisition vehicles) or such Lender may offset the Obligations against the purchase price of such bid in lieu of accepting cash or other non-cash consideration in connection with such sale or other disposition. The amount of the successful bid at any such sale, whether the Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair and reasonably equivalent value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 11, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
12.6Limitation. Notwithstanding any provision herein contained to the contrary, the liability of each Loan Party (other than the Borrower) under this Section 12 (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:
(a)the net amount of all Loans (plus all other Obligations owing in connection therewith) advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and
(b)the amount which could be claimed by the Agent and the Lenders from such Loan Party under this Section 11 without rendering such claim voidable or avoidable under
(c)Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended, or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 12.6.
The provisions of this Section 12.6 shall be implemented automatically without the need for any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document.
12.7Contribution with Respect to Guaranty Obligations.
(a)To the extent that any Loan Party shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following the occurrence of the Termination Date, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code, as amended or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(c)This Section 12.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section 12.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, Fees, expenses and all other Obligations with respect thereto for which such Loan Party shall be primarily liable.
(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.
(e)The rights of the indemnifying Loan Parties against other Loan Parties under this Section 12.7 shall be exercisable upon and after the Termination Date.
12.8Liability Cumulative. The liability of Loan Parties under this Section 12 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of any other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the Loan Parties, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.
BORROWER:
OUSTER, INC.
Signature:    /s/ Charles Angus Pacala___
Print Name:    Charles Angus Pacala______
Title:        Chief Executive Officer______

GUARANTOR:
SENSE PHOTONICS, INC.
Signature:    /s/ Charles Angus Pacala___
Print Name:    Charles Angus Pacala______
Title:        Chief Executive Officer______

Accepted in Palo Alto, California:
AGENT and LENDER:
HERCULES CAPITAL, INC.

By:    /s/ Seth Meyer____________________
Name:    Seth Meyer
Its:    CFO

LENDER:
Hercules Private Global Venture Growth Fund I L.P.
By: Hercules Adviser LLC, its Investment Adviser

By:       /s/ Seth Meyer____________________
Name:  Seth Meyer
Title:     Authorized Signatory

Table of Addenda, Exhibits and Schedules
Addendum 1: Taxes; Increased Costs
Addendum 2:    [reserved]
Addendum 3:    Agent and Lender Terms
Exhibit A:    Advance Request
        Attachment to Advance Request
Exhibit B:    Name, Locations, and Other Information for Loan Parties
Exhibit C:    Loan Parties’ Patents, Trademarks, Copyrights and Licenses
Exhibit D:    Loan Parties’ Deposit Accounts and Investment Accounts
Exhibit E:    Compliance Certificate
Exhibit F:    Joinder Agreement
Exhibit G:     Reserved.
Exhibit H:    ACH Debit Authorization Agreement
Exhibit I:    Reserved.
Exhibit J-1:    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2:    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3:    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4:    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Schedule 1.1    Commitments
Schedule 1    Subsidiaries
Schedule 1A    Existing Permitted Indebtedness
Schedule 1B    Existing Permitted Investments
Schedule 1C    Existing Permitted Liens
Schedule 5.3    Consents, Etc.
Schedule 5.8    Tax Matters
Schedule 5.9    Intellectual Property Claims
Schedule 5.10    Intellectual Property
Schedule 5.11    Borrower Products
Schedule 5.14    Capitalization
Schedule 7.19    T12M Revenue Calculation

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT
TAXES; INCREASED COSTS
1.Defined Terms. For purposes of this Addendum 1:
a.“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
b.“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.
c.“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
d.“Foreign Lender” means a Lender that is not a U.S. Person.
e.“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
f.“Loan Document” has the meaning given to such term in the Agreement, but excluding the Warrant.
g.“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
h.“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
i.“Recipient” means the Agent or any Lender, as applicable.
j.“Withholding Agent” means the applicable Loan Party and the Agent.
2.Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.Payment of Other Taxes by Borrower. The Loan Parties shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
4.Indemnification by Borrower. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Borrower agrees to pay, and to save the Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Agent or such Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
5.Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for any (a) Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), [(b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register] and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.
6.Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a governmental authority pursuant to the provisions of this Addendum 1, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

7.Status of Lenders.
a.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
b.Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
i.any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
ii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
A.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
B.executed copies of IRS Form W-8ECI;
C.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
D.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form

W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
iii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
iv.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
c.Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
8.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns

(or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
9.Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
10.Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT
[RESERVED]

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT
Agent and Lender Terms
(a)Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 3, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
(c)Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.
(d)Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:
(i)be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;
(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.
(e)The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(f)The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.
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